   As filed with the Securities and Exchange Commission on July 19, 2000

                                                      Registration No. 333-40982
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                              PROSOFTTRAINING.COM
             (Exact Name of Registrant as Specified in Its Charter)

                Nevada                                 87-0448639
   (State or Other Jurisdiction of                  (I.R.S. Employer
    Incorporation or Organization)                Identification No.)

                         3001 Bee Caves Road, Suite 100
                              Austin, Texas 78746
                                 (512) 328-6140
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                        Registrant's Executive Offices)

                                --------------
                                Jerrell M. Baird
                            Chief Executive Officer
                              ProsoftTraining.com
                         3001 Bee Caves Road, Suite 100
                              Austin, Texas 78746
                                 (512) 328-6140
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

                                --------------
                                    Copy to:
                               William L. Twomey
                             Hewitt & McGuire, LLP
                     19900 MacArthur Boulevard, Suite 1050
                            Irvine, California 92612

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-11247, Registration Statement No. 333-28993, Registration Statement No. 333-35249 and Registration Statement No. 333-30336.
                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                                7,557,833 Shares

                              PROSOFTTRAINING.COM

                                  Common Stock

   Shares of common stock of ProsoftTraining.com are being offered for resale by certain of our stockholders by this Prospectus. The Shares being offered include 6,240,357 presently outstanding shares and 1,317,476 shares which are issuable upon exercise of outstanding common stock purchase warrants. The Shares will be sold from time to time by the Selling Stockholders named in this Prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the Shares, other than the exercise price of any common stock purchase warrants which are exercised.

   The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "POSO." The closing bid price of the Common Stock was $14.75 on July 17, 2000.

                               ----------------

   Investing in the Common Stock Involves a High Degree of Risk. You Should Purchase Shares Only if You Can Afford a Complete Loss. See "Risk Factors" beginning on Page 3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated July 19, 2000

                             ABOUT THIS PROSPECTUS

   This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 7,557,833 shares (the "Shares") of our common stock ("Common Stock") which the selling stockholders named in this Prospectus (the "Selling Stockholders") may sell from time to time. We will not receive any of the proceeds from such sales, other than the exercise price of any common stock purchase warrants which are exercised.

   The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence and exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors...............................................................   3
Where You Can Find More Information........................................  11
About ProsoftTraining.com..................................................  12
The Offering...............................................................  13
Use of Proceeds............................................................  13
Selling Stockholders.......................................................  14
Plan of Distribution.......................................................  17
Experts....................................................................  18

                                  RISK FACTORS

   You should carefully consider the risks described below, together with all other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

   We are subject to a number of risks related to our business strategy, our industry, our stock and this offering. We describe some of these risks below. If any of these risks materialize, our business, financial condition and results of operations could be harmed, the market price of our common stock could decline, or both.

 Risks Related to Our Business Strategy

We have a limited operating history, have incurred significant losses and may not be able to achieve future profitability.

   We commenced operations on February 1, 1995. Your evaluation of the risks and uncertainties of our business will be difficult because of this limited operating history. We incurred net losses of approximately $51 million from our inception through the fiscal quarter ended April 30, 2000. The $60,000 of net income we reported for the fiscal quarter ended October 31, 1999 was the first profit in our history. Our ability to achieve future profitability will depend on our ability to expand our brand awareness and customer base, increase our national and international market presence and enhance and maintain our proprietary technology. To achieve these goals, we will need to increase spending on marketing and courseware development and other operating costs. To the extent that our revenues do not increase as a result of this increased spending, we may not be able to achieve profitability in the future. If we do achieve profitability, we may not be able to sustain it.

We have refocused our business strategy, and our new strategy may not be successful.

   Prior to March 1998, our strategy was to deliver training in vocational and advanced technical subjects directly to students through a nationwide network of training centers. In March 1998, we began to close our training center network and refocus our efforts on selling our education and certification programs through other third party training providers and directly to companies that wish to provide internal training to employees. It is too early to know whether the refocusing of our business strategy will help us achieve long-term success. Companies that implement major changes in their business strategy can face challenging risks and unexpected difficulties.

We have relied, and expect to continue to rely, on a limited number of customers for the majority of our revenue, and any loss of revenue or delay in receiving revenue from these customers could harm our financial performance.

   Each quarter, we derive a significant portion of our revenue from a small number of customers, and we expect that we will continue to depend upon a small number of customers for a significant portion of our revenue. In fiscal 1999, IBM's Software Group represented 14.4% of our revenue and IBM's Global Services Division represented 13.7% of our revenue. If we lose either of these customers, or if revenue from these customers is delayed, our operating results could suffer.

We must deliver courses and certification standards that meet the needs of our customers or our business will suffer.

   The market for Internet education and training products is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The growth in the use of the Internet and intense competition in our industry exacerbate these market characteristics. To be competitive, we must develop and introduce, on a timely basis, course content and certification standards that meet the needs of companies seeking to use our courseware, Internet skills education and certification programs. The quality of our education programs depends in large part on our ability to frequently update our courses and develop new content to adapt to rapidly changing technologies and customer demands. Prior to our development of internal expertise in a particular subject matter, we receive courseware content from, and depend on the cooperation of, the following sources:

  . training center providers, who provide us with information on the types of courses and modes of training demanded by their customers;

  . Internet-related technologies experts, who provide us with courseware content and updates; and

  . standards bodies such as the World Wide Web Consortium, and industry associations such as Association of Internet Professionals, Internet Webmasters Association and Computing Technology Industry Association, who convene industry participants to set standards and guidelines for Internet technologies, job roles and certification.

   If we do not have internally-developed expertise in a particular subject matter and we are unable to receive information from the sources listed above in a timely manner, we may not be able to develop or deliver specialized courses or updates for our customers in the time frame they are expecting. Even if we do receive necessary information from third parties, if our employees and consultants, upon whom we rely for instructional planning and course design expertise, fail to complete their work in a timely manner, we will be unable to meet customer expectations. Any prolonged delays could lead to a failure to satisfy a customer's demands and damage our reputation.

If we are unsuccessful in increasing public recognition of our CIW brand, we may be unable to grow our business.

   We believe that establishing and maintaining favorable perception of our CIW brand in the Internet industry, particularly among businesses seeking to hire qualified Internet professionals, is critical to attracting and expanding our customer base. To build our CIW brand, we must succeed in our marketing efforts, provide high-quality services and products and achieve widespread acceptance of our certification standards. The Internet education and certification market is new and evolving and our long-term success is dependent on our ability to be perceived as a leading provider. If we fail to successfully promote and maintain our CIW brand, we may be unable to grow our business.

The variability and length of our sales cycle for our Internet education and certification programs may make our operating results unpredictable and volatile.

   The period between our initial contact with a potential customer and the first purchase of our programs by that customer typically ranges from 3 to 9 months, and in some cases is considerably longer. Additionally, the initial sales are often only a fraction of the potential total value of the customer relationship, and the full sales potential may not be realized for several years. Factors which may contribute to the variability and length of our sales cycle include the time it takes:

  . for us to educate potential customers about the benefits of our education and certification programs;

  . for our potential customers to assess the value of our educational and certification programs;

  . for our potential customers to evaluate our competitors' educational and certification programs;

  . for our potential customers to complete internal budget and approval processes, which in many large corporations can be an extended period; and

  . for us to educate our potential customers' sales forces and instructors.

   As a result of our variable and lengthy sales cycle, we have only a limited ability to forecast the timing and size of specific sales, which makes it difficult to predict quarterly financial performance.

Our business is subject to seasonal fluctuations, which may adversely affect our revenue and operating results.

   Our revenue and income vary from quarter to quarter due to seasonal and other factors. Our course titles are organized primarily into five day courses which are held during the span of a typical business week. Because of the Thanksgiving, Christmas and New Year holidays that occur during the second quarter of our fiscal year, up to four weeks during that fiscal quarter have fewer than five business days. In the European market, August is usually a slow month because many workers take their four week summer holiday at that time. Our training providers are typically unable to offer our courses during those weeks, which results in a reduction in orders for our courseware and lower royalty payments under existing courseware licenses. As a result, we experience greater revenue in the second half of our fiscal year, February through July, than in the first half of our fiscal year, August through January and specifically, our revenue will typically be lower in our second fiscal quarter than during the rest of our fiscal year. If we fail to properly manage our financial operations during these seasonal fluctuations, our revenue and operating results may be adversely affected.

If we fail to manage our growth effectively, we may not be able to take advantage of business opportunities or adequately support our existing customer base, which would severely impact our ability to compete.

   Our recent rapid growth has placed, and future anticipated growth is likely to continue to place, a considerable strain on our managerial resources. We plan to continue to expand our sales and marketing, administration, content and technology development and instruction systems. To manage this growth effectively, we will need to improve our financial and managerial controls and our reporting systems and procedures. In addition, we will need to expand, train and manage our work force. If we fail to manage our growth effectively, we will not be able to capitalize on attractive business opportunities and may fail to adequately support our existing customer base. Should this occur, our reputation and competitive position could be damaged.

Our future growth depends on successful hiring and retention of skilled personnel, and we may be unable to hire and retain the skilled personnel we need.

   The growth of our business and revenues will depend in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly instructors, course content developers and technical, sales and marketing personnel. Additionally, our ability to adequately staff our classes is directly tied to the availability and competency of third-party instructors whom we use to teach a number of our courses. Qualified personnel are in great demand throughout education and Internet-related industries and we require a relatively rare blend of technical and communication skills. As a result of a typically heavy travel schedule and a high demand from customers for our instructors, we expect instructor turnover to average at least 20% per year. Our success also depends significantly on our ability to leverage our relationships with our CIW Authorized Training Providers, or CIW ATPs, and other existing customers, and to increase our presence in existing and new markets, including academic, vocation and e-learning markets. Our ability to do this depends on our ability to increase our sales and marketing staff by recruiting, training, motivating and managing highly skilled sales and marketing employees. Our failure to attract and retain highly skilled instructors, course content developers and technical, sales and marketing personnel may limit the rate at which we can grow and may otherwise harm our business and financial performance.

We currently intend to continue to expand internationally and, as a result, we could become subject to new risks.

   We intend to continue to expand our business internationally. This will require significant management attention and financial resources and could subject us to new risks, including:

  . little or no protection of our intellectual property rights in some foreign countries;

  . difficulties in staffing and managing international operations;

  . difficulties in developing content localized for international jurisdictions;

  . protectionist laws and business practices that favor local competitors;

  . multiple, conflicting and changing governmental laws and regulations;

  . slower adoption of industry certification;

  . differences in learning styles;

  . longer sales and payment cycles;

  . greater difficulties in collecting accounts receivable;

  . fluctuations in currency exchange rates;

  . political and economic instability;

  . potentially adverse tax consequences; and

  . increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

   If we are unable to successfully enter or compete in international markets, our growth may be slowed.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business and damage our financial performance.

   We have in the past acquired and may in the future acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We may have trouble achieving the anticipated benefits of these acquisitions. If we acquire a company in the future, we could have difficulty integrating that company's personnel, operations, technology, products or services with our business. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

Our inability to protect our intellectual property and proprietary rights and our Internet domain names could lead to unauthorized use of our courseware or certification tests and hurt our business.

   Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy our courseware, certification tests or delivery technology or obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we make our courseware available. In addition, it is possible that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and hurt our business. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not be able to acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.

We could be subject to legal actions based upon the content we obtain from third parties over whom we exert limited control.

   It is possible that we could become subject to legal actions based upon claims that our courseware content infringes the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and divert our financial resources and management personnel. If those claims are successful, we may be required to alter our courseware content, pay financial damages or obtain content from others.

Our products may be susceptible to claims by other companies that our products infringe upon their copyrights or other intellectual property rights, which could adversely affect our business and financial condition.

   If any of our products violate the proprietary rights of third parties, we may be required to modify our educational programs or to obtain licenses to continue offering our educational programs without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, could have a material adverse effect on our business and financial performance by substantially increasing our costs. Failure to prevail in a dispute concerning our intellectual property rights could impair our right to market our products which, in turn, could have a material adverse effect on our business and financial results.

The continued services and leadership of senior management are critical to our ability to maintain our growth and any loss of key personnel could adversely affect our business.

   Our future success depends to a significant degree on the skills and efforts of our Chief Executive Officer, Jerrell M. Baird, our Chief Operating Officer, David I. Perl, our Senior Vice President of Sales, William L. Tucker, and our Vice President of Consulting, Gart Davis, as well as other key senior technical, sales and marketing executives. If we lose the services of these executives or any other senior executives, and especially if one or more of these executives joins a competitor or forms a competing company, our business and our ability to successfully implement our business plan could be seriously harmed.

We may require additional funding and our prospects of obtaining future funding are uncertain.

   We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds, however, to fund more rapid expansion, to develop new courseware or update existing courseware, to enhance existing services, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our services or otherwise respond to competitive pressures could be significantly limited.

 Risks Related to Our Industry

Our industry is intensely competitive and we may lose market share to companies developing similar services and products and to larger competitors with greater resources.

   Few economic barriers exist to prevent entry into our markets by new competitors. A number of other companies offer products and services similar to ours, and additional competitors may emerge in the near future. Our primary competitors include:

  . two companies, Novell and HyCurve, that offer certification and courseware;

  . the trade association CompTIA, which has introduced an Internet skills certification, called i-Net+, that competes with our CIW Foundations certification; and

  . other trade associations, including the Association of Web Professionals, the World Organization of Webmasters and the Internet Webmasters Association, each of which has either released or announced plans to offer Internet skills certifications.

   We not only face competition from companies offering similar services and products, but from internal training units of large corporations as well. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than we do. These companies represent a significant competitive challenge to our education and certification programs and require us to spend more money on sales, marketing and courseware development to successfully compete.

   In addition, as competition continues to intensify, we expect the Internet education and certification market to undergo significant price competition and we expect to face increasing price pressures from customers. As a result, if we are not able to successfully compete with existing and future competitors, our financial performance would be materially adversely affected.

Because Internet skills training products and services may not be viewed by companies as essential to their business, demand for our products may be especially susceptible to adverse economic conditions.

   Our business and financial performance may be damaged by adverse financial conditions affecting our target customers or by a general weakening of the economy. Some companies may not view Internet training or certification as critical to the success of their business. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and certification expenditures before limiting their other expenditures.

If Internet usage fails to grow or declines, or if commerce conducted over the Internet is not accepted by consumers and businesses, our future sales and profits will decline.

   Our business depends on the continued growth and acceptance of the Internet by our customers, students and students' employers. A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high-speed service. As Internet usage grows, the communications infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Internet sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline. In this event, our Internet education and certification programs would be less attractive and our business and future growth prospects would be impaired.

Future regulation of the Internet could reduce the value of our Internet education and certification programs.

   Future regulation of the Internet could reduce the value of Internet education and certification programs. Federal and state laws governing the Internet remain largely unsettled and regulations that apply to the Internet may become more prevalent in the future. New laws could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a commercial medium. In addition, existing laws such as those governing intellectual property and privacy may be interpreted to apply to the Internet. In 1998, the federal government enacted a three-year moratorium prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions might make the Internet a less attractive medium for commercial transactions. The governments of foreign countries may also attempt to regulate the Internet and electronic commerce.

 Risks that Relate to Our Stock and this Offering

Our quarterly operating results will vary, which may affect the market price of our common stock in a manner unrelated to our long-term performance.

   Our operating results have varied from quarter to quarter in the past and are likely to vary significantly in the future. As a result, our operating results may be below the expectations of public market analysts or investors causing the market price of our common stock to decline significantly. Some of the factors that may influence the volatility of our operating results include:

  . seasonal fluctuations in revenue; and

  . unexpected costs and delays relating to the expansion of operations, including acquisitions of new courseware content in response to changing technology and evolving standards.

   Due to these factors, revenue and operating results for the foreseeable future are difficult to forecast and you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. Our current and future expense estimates are largely fixed and based, to a significant degree, on our estimates of future revenue. We will likely be unable to, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall.

   Any quarterly shortfall in revenue or earnings from expected levels, or other short-term failures to meet the expectations of securities analysts or the market in general, can have an immediate and damaging effect on the market price of our common stock.

Our common stock may experience extreme price and volume fluctuations.

   The stock market, from time to time, has experienced extreme price and volume fluctuations. The market prices of the securities of Internet and technology companies have been especially volatile, including fluctuations that often are unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

   The market price of our common stock has fluctuated since we became a public company. Our stock price could continue to fluctuate significantly due to a variety of factors, including:

  . public announcements concerning us, our competitors or our industry;

  . fluctuations in our operating results;

  . introductions of new education or certification programs by us or our competitors;

  . identification of formal certification standards and changes thereto;

  . changes in equity research analysts' revenue or earnings estimates; and

  . announcements of technological innovations.

   In the past, companies that have experienced volatility in the market price of their stock have been the target of securities class action litigation. If we were sued in a securities class action, our management's attention and resources would be diverted and we would incur substantial costs.

Our management may apply the proceeds of this offering to uses with which our stockholders may not agree.

   Our management will have considerable discretion in the application of the net proceeds received by us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase the market price of our common stock. Pending application of the net proceeds from this offering, they may be placed in investments that do not produce income or that lose value.

Of our total outstanding shares, 1,142,422, or 5%, are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to decline significantly, even if our business is doing well.

   As of June 30, 2000, we had outstanding 22,357,029 shares of common stock. Of these shares, 21,214,607 are either registered or are eligible for sale in the public market under Rule 144 (subject in some cases to volume limitations), Rule 144(k) or Rule 701. The remaining 1,142,422 shares are restricted securities that have been held for less than one year. The holders of such 1,142,422 shares of our common stock are entitled to the registration of their shares under the Securities Act of 1933 beginning in January 2001. These shares will become eligible for sale in the public market under Rule 144 (subject to volume limitations) in June 2001. As restrictions on resale end, the market price of our common stock could decline significantly if the holders of these newly transferable shares sell them or are perceived by the market as intending to sell them.

We are subject to provisions of Nevada law that could delay or deter tender offers or takeover attempts, which could adversely affect the market price of our common stock.

   Provisions of Nevada law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Please see "Description of Capital Stock--Nevada Anti-Takeover Legislation" for a description of these provisions.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents incorporated by reference in this Prospectus, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, or in documents incorporated by reference in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

       New York Regional Office  Chicago Regional Office
       7 World Trade Center      Citicorp Center
       Suite 1300                500 West Madison Street
       New York, NY 10048        Suite 1400
                                 Chicago, IL 60661

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 000-21535) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  . Annual Report on Form 10-K for the fiscal year ended July 31, 1999
    (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 1999 Annual Meeting of Stockholders);

  . Quarterly Reports on Form 10-Q for the quarters ended October 31, 1999,
    January 31, 2000 and April 30, 2000;

  . Current Report on Form 8-K dated June 27, 2000.

  . The description of our Common Stock contained in the Registration
    Statement on Form 8-A dated October 11, 1996.

   This Prospectus is part of five Registration Statements we filed with the SEC (Nos. 333-11247, 333-28993, 333-35249, 333-30336 and 333-40982). You may
request a free copy of any of the above filings by writing or calling:

                                Investor Relations
                                ProsoftTraining.com
                           3001 Bee Caves Rd., Suite 100
                                 Austin, TX 78746
                          Phone (512) 328-6140, Ext. 300

   You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                           ABOUT PROSOFTTRAINING.COM

   We are a leading provider of professional Internet skills content, training and certification. We sell and license our courseware, offer instruction services, and provide Internet skills certification through our brand, Certified Internet Webmaster, or CIW, to training companies, internal corporate training departments and academic institutions around the world. Our products allows individuals to develop, upgrade and certify their Internet skills.

   Our courses, which are organized into job-role certification tracks and are vendor-neutral, encompass a wide range of Internet topics, including internetworking, web site design, e-commerce security and Java. We believe vendor-neutrality is important, as the Internet is comprised of multiple hardware and software providers with which Internet professionals must be familiar. As core Internet technologies continue to evolve, we intend to leverage our content development capability to ensure that we meet the needs of our customers. Our content is available in multiple delivery formats, including traditional classroom settings offered by our CIW Authorized Training Providers, or CIW ATPs, as well as customized courseware, CD-ROM, Web-based training and distance learning through our ProFlex program.

   Our principal executive offices are located at 3001 Bee Caves Road, Suite 100, Austin, Texas 78746, and our telephone number is (512) 328-6140. Our Web site is located at www.prosofttraining.com. Information contained on our Web site is not a part of this prospectus.

   Our predecessor entity, Professional Development Institute was formed as a sole proprietorship on February 1, 1995. On December 8, 1995, Pro-Soft Development Corp. was incorporated in California, and effective January 1, 1996, Professional Development Institute contributed its assets and liabilities to Pro-Soft Development Corp. in exchange for shares of Pro-Soft Development Corp. common stock. In March 1996, Pro-Soft Development Corp. became a wholly-owned subsidiary of Tel-Fed, Inc., a Nevada corporation, through a reverse merger. In October 1996, Tel-Fed, Inc. changed its name to Prosoft I-Net Solutions, Inc. In January 1999, Prosoft I-Net Solutions changed its name to ProsoftTraining.com.

                                  THE OFFERING

 Common Stock Offered by the Selling Stockholders.... 7,557,833 shares(1)
 Common Stock to be outstanding after this Offering.. 23,674,505 shares(1)(2)
 Use of Proceeds..................................... Other than the exercise price of the common stock
                                                      purchase warrants
                                                      ("Warrants") which are
                                                      exercisable, we will
                                                      receive none of the
                                                      proceeds from the sale of
                                                      shares by the Selling
                                                      Stockholders. We would
                                                      receive gross proceeds of
                                                      approximately $1,778,000
                                                      if all of the Warrants
                                                      are exercised. Any
                                                      proceeds we receive will
                                                      be utilized for working
                                                      capital and general
                                                      corporate purposes.
 NASDAQ SmallCap Symbol.............................. POSO

--------
(1) Includes 1,317,476 shares issuable upon exercise of the Warrants.
(2) Does not include 2,422,452 shares reserved for issuance upon the exercise of outstanding stock options.

                                USE OF PROCEEDS

   Other than the exercise price of such of the Warrants as may be exercised, we will not receive any proceeds from the sale of Shares by the Selling Stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that they will choose to exercise all or any of their Warrants. The gross proceeds to us in the event that all of the Warrants are exercised would be approximately $1,778,000. Proceeds we receive, if any, will be utilized for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

   All of the Shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. Substantially all of the Selling Stockholders purchased their Shares in private placement investments in us or Old Prosoft which we believe were exempt from the registration requirements of federal securities law under the Regulation D private placement exemption. The following table sets forth certain information as of June 30, 2000, with respect to the Selling Stockholders:

                                   Shares                          Shares
                              Beneficially Owned   Shares    Beneficially Owned
                                  Prior to       Covered By      after the
Name of Selling Stockholder       Offering        Prospectus    Offering(1)
---------------------------  ------------------- ----------- ------------------
AGAPE International Center
 of Truth..................           1,000           1,000             0
Alaimo, Janet..............           1,000           1,000             0
Anderson, Erik T...........           1,688           1,688             0
Banc of America Capital
 Management Funds I
 SmallCap Growth Fund......           3,500           3,500             0
Baco, Raymundo C...........          21,340           8,840        12,500(2)
Baird, Jerrell M. (3)......         314,454         114,454       200,000(4)
Brown, David H.............          70,000          70,000             0
Bussell, Mark..............          32,275          32,275             0
Cahill, John...............         150,000          50,000       100,000(2)
Calamitous L.C.............          15,000          15,000             0
Charles Schwab and Company
 FBO Matthew Linsey........          15,000          15,000             0
Clark Fork Medical Assn.
 Trust.....................          10,981          10,981             0
Common Sense Partners......         159,301          57,500       101,801
Corbin, Brooks A. (5)......           2,333           2,333             0
Cranshire Capital, L.P.....         154,000         154,000             0
D'Ambrosio, Louis J........          57,228          57,228             0
Danks, Don (6).............          15,000          15,000             0
Davis, Anne T..............           5,378           5,378             0
Davis, Gart D..............         179,388         161,888        17,500(2)
DLJSC FBO Franklin Coffey..          40,000          40,000             0
Dorton, David..............           2,500           2,500             0
Dowling, Benjamin..........             300             300             0
Eagle Growth Limited
 Partnership...............         228,906         228,906             0
Ebbets Field International,
 Ltd.......................         153,749         153,749             0
F&S Partnership............          30,000          30,000             0
Fidelity Management Trust
 Co. FBO Donald
 Halcomb IRA...............          10,000          10,000             0
Fidelity Management Trust
 Co. FBO John Ryan IRA.....           9,500           9,500             0
Fidelity Management Trust
 Co. FBO David I. Perl
 IRA (7)...................         120,331          10,000       110,331(2)
Fleming, David.............           5,000           5,000             0
Fliege, James Ritchie......          13,614          13,614             0
Franklin, William I........         110,228         110,228             0
Fuller, Joyce..............          12,875          12,875             0
Fuller, Lawrence W.........           2,000           2,000             0
Fuller, J. William (8).....          32,151          32,151             0
Geren, Preston M. III,
 Trustee...................          78,422          78,422             0
Gladstein, Gary............          25,906          25,906             0
Gramm, Colton..............          23,614          23,614             0
Harbor Growth Fund.........         340,000         110,000       230,000
Hunt Capital Growth Fund
 II, L.P. (9)..............       1,629,220       1,629,220             0
International Webmaster
 Association...............          18,000          18,000             0

                                   Shares                          Shares
                              Beneficially Owned   Shares    Beneficially Owned
                                  Prior to       Covered By      after the
Name of Selling Stockholder       Offering        Prospectus    Offering(1)
---------------------------  ------------------- ----------- ------------------
Investor Contacts Ltd......        222,150         222,150              0
Judkins, Bary..............          5,000           5,000              0
Ketcher, Frederick.........          2,500           2,500              0
Kesselring, William........         64,300          64,300              0
Khaled, Michael E..........         25,000          25,000              0
King, Bradley J............          6,188           6,188              0
Kopor, Betsy...............            500             500              0
Korn, Jeffrey G. (10)......         86,500          11,500         75,000(2)
Lexington Venture Capital
 LLC.......................        103,500         103,500              0
Luntz, Jerry...............          2,770           1,700          1,070(2)
MacNamara, John............        150,000          50,000        100,000(2)
Montesi, Terry.............         35,385          35,385              0
Montrose Investments.......        136,363         136,363              0
Morgan Guaranty Trust
 Company of New York, as
 Investment Manager for the
 Alfred F. Sloan Foundation
 (Multi-Market Account)
 (11)......................        103,025         103,025              0
Morgan Guaranty Trust
 Company of New York, as
 Trustee of the Multi-
 Market Special Investment
 Trust Fund of Morgan
 Guaranty Trust Company of
 New York (11).............        103,025         103,025              0
Morgan Guaranty Trust
 Company of New York, as
 Trustee of the Commingled
 Pension Trust Fund (Multi-
 Market Special Investment
 Fund II) of Morgan
 Guaranty Trust Company of
 New York (11).............        228,811         228,811              0
Nations Small Company
 Fund......................        105,300         105,300              0
Noranda Finance, Inc.
 Common Trust..............         86,130          86,130              0
Olafson, Gregory...........         45,000          45,000              0
Owens Illinois.............        155,000          70,000         85,000
Pabrai, Uday Om (12).......          2,862           2,862              0
Palm Trust.................         12,490          12,490              0
Parker Foundation..........         20,150          20,150              0
Peninsula Fund.............        811,480         363,966        447,514
Peterson, Melvin D.........          5,000           5,000              0
Quantum....................         45,000          45,000              0
Quota Rabbico N.V.--
 Shapiro...................         96,626          96,626              0
Redmond, Richard & Diana...         20,000          20,000              0
Richardson, William E.
 (13)......................         25,000          25,000              0
Ropar LLC..................         40,000          40,000              0
Rosen, Harvey..............         50,000          50,000              0
Rousseau, Darren A.........          2,620           2,620              0
Ruenitz & Associates.......         17,500          17,500              0
Ryan, John.................          7,275           7,275              0
Schmidt Family Trust.......         13,000          13,000              0
Service Master Venture
 Fund, LLC.................        572,268         572,268              0
Shannon Free Airport
 Development Company Ltd...        120,864         120,864              0
Shannon Ventures Ltd.......         12,500          12,500              0
Shapiro, Steven............         10,000          10,000              0
Siegel, Richard............         28,933          28,933              0
Siegfried & Jenson 401K
 Plan FBO Michael R.
 Richman...................          5,000           5,000              0
Siegfried & Jenson 401K
 Plan FBO Ned Siegfried....         10,000          10,000              0

                                Shares                             Shares
                           Beneficially Owned   Shares       Beneficially Owned
Name of Selling                Prior to       Covered By         after the
Stockholder                    Offering        Prospectus       Offering(1)
---------------           ------------------- -----------    ------------------
Small Cap Equity Fund...           8,000           8,000                 0
Stallman, Andrew (14)...          48,500          15,000            33,500(2)
Steamer Partners Fund...          75,000          75,000                 0
Suleiman, Anver.........           3,126           3,126                 0
Suleiman, John..........           2,792           2,792                 0
Trimble, Kelly..........             371             371                 0
Turnbow Investment Co.
 L.C....................           5,724           5,724                 0
Turnbow, Lynn...........         134,571         134,571                 0
T. Rowe Price New
 Horizons Fund, Inc. ...       1,175,000         500,000           675,000
Underwood, Gerald B.....           5,000           5,000                 0
Underwood, Kevin........           2,000           2,000                 0
Vanderhoof, Clark D.....          10,000          10,000                 0
Vanderhoof, Michael D...         129,454         129,454                 0
VanZandt, Gloria........           7,000           7,000                 0
Westcliff Small Cap
 Fund, L.P. ............           5,670           5,670                 0
Westcliff Partners,
 L.P. ..................          27,710          27,710                 0
Westcliff Aggressive
 Growth, L.P. ..........           8,340           8,340                 0
Westcliff Long/Short,
 L.P. ..................           7,880           7,880                 0
Westcliff Master Fund,
 L.P. ..................          31,360          31,360                 0
Westcore Select Fund....         150,000         150,000                 0
Westcore Small-Cap
 Growth Fund............          20,000          20,000                 0
Wilen, Sylvia...........          10,700          10,700                 0
Williams, David R.......          10,000          10,000                 0
Williams, Kelly.........           1,000           1,000                 0
Wilson, D. Ross.........          10,000          10,000                 0
World Horizon Aggressive
 Growth Fund............           3,200           3,200                 0
WWW Internet Fund.......         164,454         164,454                 0
                               ---------       ---------         ---------
                               9,747,049(15)   7,557,833(16)     2,189,216
                               =========       =========         =========

--------
(1) Assumes that each Selling Stockholder sells all of the Shares to which this Prospectus relates.
(2)   Represents less than 1% of our shares after this offering.
(3)   Mr. Baird is Chairman of the Board and Chief Executive Officer of the
      Company.
(4)   Represents 1.1% of our shares after this offering.
(5)   Mr. Corbin is a former officer of the Company.
(6)   Mr. Danks is a former officer and Director of the Company.
(7)   Mr. Perl is Chief Operating Officer of the Company.
(8)   Mr. Fuller is a Director of the Company.
(9) J.R. Holland is a Director of the Company, and President and Chief Executive Officer of Unity Hunt, Inc, an affiliate of Hunt Capital Growth Fund II, L.P.
(10)  Mr. Korn is a Director and General Counsel of the Company.
(11) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of each of these stockholders.
(12)  Mr. Pabrai is a former officer and Director of the Company.
(13)  Mr. Richardson is a former Director of the Company.
(14)  Mr. Stallman is a former Director of the Company.
(15) Includes 379,331 shares subject to currently exercisable options and 1,317,476 shares subject to currently exercisable warrants of the Company.
(16)  Includes 1,317,476 shares subject to currently exercisable warrants.

                              PLAN OF DISTRIBUTION

   We are registering the Shares on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholder" includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. The Selling Stockholders will pay any brokerage commissions or similar selling expenses attributable to the sale of the Shares. The Selling Stockholders may effect sales of Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may involve brokers or dealers.

   The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

   The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act because they may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

   Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

   Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                    EXPERTS

   Our consolidated financial statements as of July 31, 1999 and 1998 and for each of the two years in the period ended July 31, 1999 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report incorporated by reference in this prospectus, and have been so included in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited our consolidated balance sheet as of July 31, 1997 (not presented separately therein), and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1997, included in our Annual Report on Form 10-K for the year ended July 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and Nasdaq filing fees.

     Securities and Exchange Commission registration fee............... $13,781
     Accounting fees and expenses...................................... $ 5,000
     Blue sky fees and expenses (including counsel fees)............... $ 2,000
     Other legal fees and legal expenses............................... $10,000
     Miscellaneous expenses............................................ $ 5,000
                                                                        -------
       Total........................................................... $35,781
                                                                        =======

Item 15. Indemnification of Directors and Officers.

   Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he or she was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to
(x) any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him or her, in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, and (y) any other threatened, pending or completed action, suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. The articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Nevada law also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

   Our amended and restated articles of incorporation provide that we shall indemnify any of our directors or officers in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our amended and restated articles of incorporation also provide that none of our officers or directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as an officer or director, provided that such provision does not eliminate or limit the liability of a director or officer to the extent provided by applicable law for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) authorizing the payment of illegal dividends or distributions.

   Our bylaws generally require us to indemnify, as well as to advance expenses, to our directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should ultimately be determined that they are not entitled to indemnification by us.

   We maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of our company.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Index of Exhibits

   Exhibit
     No.                          Description of Exhibits
   -------                        -----------------------
     2     Agreement and Plan of Reorganization dated March 26, 1996 between the Company, Pro-Soft Development Corp. and the shareholders of
            Pro-Soft Development Corp. Filed as Exhibit 2 to the Company's
            Registration Statement on Form S-1 (No. 333-11247) ("Registration
            Statement No. 333-11247") and incorporated herein by reference.*

     3.1 Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement 333-35249 ("Registration
            Statement No. 333-35249") and incorporated herein by reference.*

     3.2   Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to
            Registration Statement No. 333-11247 and incorporated herein by reference.*

     4     Specimen Stock Certificate. Filed as Exhibit 4 to Registration
            Statement No. 333-11247 and incorporated herein by reference.*

     5.1   Opinion of Hewitt & McGuire, LLP.*

    10.1   Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as Exhibit
            10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.2   ProsoftTraining.com Amended 1996 Stock Option Plan. Filed as Exhibit
            10.2 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.3 Stock and Warrant Purchase Agreement dated April 15, 1996 by and among the Company, Donald L. Danks, Keith D. Freadhoff, Douglas
            Hartman and various investors. Filed as Exhibit 10.3 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.4 Form of Registration and Lock-Up Agreement dated September , 1996 between the Company and certain of the Selling Stockholders. Filed as Exhibit 10.5 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.5 Form of Indemnification Agreement between the Company and its Directors and Officers. Filed as Exhibit 10.13 to Registration
            Statement No. 333-11247 and incorporated herein by reference.*


   Exhibit
     No.                          Description of Exhibits
   -------                        -----------------------
    10.6   Office Building Lease dated as of December 16, 1996 between COSCAN
            California Limited Partnership and the Company. Filed as Exhibit 10
            to the Company's Report on Form 10-Q for the quarter ended January
            31, 1997 and incorporated herein by reference.*

    10.7 Form of Subscription Agreement, entered into in February through April 1997, between the Company and various investors. Filed as
            Exhibit 10.16 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.8   Registration Rights Agreement dated as of March 13, 1997 among the
            Company and various investors. Filed as Exhibit 10.17 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.9   Form of Subscription Agreement, entered into in November 1997 between the Company and various investors. Filed as Exhibit 10.21 to Registration Statement 333-35249 and incorporated herein by reference.*

    10.10 Registration Rights Agreement dated as of November 12, 1997 among the Company and various investors. Filed as Exhibit 10.22 to Registration Statement 333-35249 and incorporated herein by reference.*

    10.11 Stock Purchase Agreement dated as of January 1, 1998 by and between the Company and Uday O. Pabrai with respect to all outstanding capital stock of Net Guru Technologies, Inc. Filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.*

    10.12  Employment Agreement dated January 1, 1998 between the Company and
            Uday O. Pabrai. Filed as Exhibit 10.1 to the Company's Current
            Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.*

    10.13 Promissory Note dated June 18, 1998, made by Uday Pabrai in favor of the Company. Filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ending July 31, 1998 ("1998 Form 10-K") and incorporated herein by reference.*

    10.14  Consulting Agreement dated April 30, 1998, between Investment
            Transaction, LLC and the Company. Filed as Exhibit 10.17 to the
            Company's 1998 Form 10-K and incorporated herein by reference.*

    10.15 Form of Stock Purchase Agreement dated as of November 18, 1998 by and among the Company and various investors. Filed as Exhibit 10.18 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.16 Note and Warrant Purchase Agreement dated as of December 2, 1998 by and among the Company and various investors. Filed as Exhibit 10.19 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.17  Registration Rights Agreement dated as of December 2, 1998 among the
            Company and various investors. Filed as Exhibit 10.20 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.18 Accounts Receivable Purchase Agreement dated as of November 6, 1998 by and between the Company and Silicon Valley Financial Services (a division of Silicon Valley Bank). Filed as Exhibit 10.4 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999 and incorporated herein by reference.*

    10.19 Consultant Agreement dated July 1, 1999 by and between the Company and Investment Transaction, LLC. Filed as Exhibit 10.1 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.20  Employment Agreement dated January 1, 1999 between Prosoft I-Net
            Solutions, Inc. and David I. Perl. Filed as Exhibit 10.2 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*


   Exhibit
     No.                          Description of Exhibits
   -------                        -----------------------
    10.21  Employment Agreement dated January 1, 1999 between Prosoft I-Net
            Solutions, Inc. and Uday O. Pabrai. Filed as Exhibit 10.3 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.22  Employment Agreement dated January 1, 1999 between Prosoft I-Net
            Solutions, Inc. and Jerrell M. Baird. Filed as Exhibit 10.4 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.23  Securities Purchase Agreement dated as of November 22, 1999 among
            ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as
            Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

    10.24  Registration Rights Agreement dated as of November 22, 1999 among
            ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as
            Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

    10.25  Warrant Agreement dated as of November 22, 1999 among
            ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as
            Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

    10.26  Stock Purchase Agreement dated as of June 27, 2000 by and among
            ProsoftTraining.com, Drake Personnel (New Zealand) Limited and
            ComputerPREP, Inc. Filed as Exhibit 2.1 to the Company's Current
            Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    10.27 Registration Rights Agreement dated as of June 27, 2000 by and between ProsoftTraining.com and Drake Personnel (New Zealand)
            Limited. Filed as Exhibit 10.1 to the Company's Current Report on
            Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    10.28  Common Stock Purchase Warrant dated June 27, 2000 to purchase
            300,000 shares issued to Drake. Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    10.29  Common Stock Purchase Warrant dated June 27, 2000 to purchase
            300,000 shares issued to Drake. Filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    10.30  Securities Purchase Agreement dated June 27, 2000 by and among
            ProsoftTraining.com and various investors. Filed as Exhibit 10.4 to the Company's Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    10.31  Registration Rights Agreement dated June 27, 2000 by and among
            ProsoftTraining.com and various investors. Filed as Exhibit 10.5 to the Company's Current Report on Form 8-K dated June 27, 2000 and incorporated herein by reference.*

    21     Subsidiaries of the Company. Filed as Exhibit 21 to the Company's
            Annual Report on Form 10-K for the year ending July 31, 1999 and incorporated herein by reference.*

    23.1   Consent of Grant Thornton LLP, Independent Auditors.*

    23.2   Consent of Ernst & Young LLP, Independent Auditors.*

    23.3   Consent of Hewitt & McGuire, LLP (included in the opinion filed as
            Exhibit 5.1).*

    23.4   Consent of Semple & Cooper, LLP, Independent Auditors.*

    24     Power of Attorney.*

--------

* Previously Filed

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 18th day of July, 2000.

                                          PROSOFTTRAINING.COM

                                                    /s/ Jerrell M. Baird
                                          By: _________________________________
                                                     Jerrell M. Baird,
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on July 18, 2000:

                 Signature                                     Title
                 ---------                                     -----

          /s/ Jerrell M. Baird              Chief Executive Officer and Chairman of the
___________________________________________  Board (Principal Executive Officer)
             Jerrell M. Baird

        /s/ William J. Weronick             Vice President, Finance (Principal
___________________________________________  Financial and Accounting Officer)
            William J. Weronick

         /s/ J. William Fuller*             Director
___________________________________________
             J. William Fuller

        /s/ Richard J. Groeneweg*           Director
___________________________________________
           Richard J. Groeneweg

         /s/ J.R. Holland, Jr.*             Director
___________________________________________
             J.R. Holland, Jr.

          /s/ Jeffrey G. Korn*              Director
___________________________________________
              Jeffrey G. Korn

          /s/ Charles McCusker*             Director
___________________________________________
             Charles McCusker

          /s/ Dr. Edward Walsh*             Director
___________________________________________
             Dr. Edward Walsh

    /s/ William J. Weronick

*By: ____________________________

      William J. Weronick

        Attorney-in-Fact